Exhibit 3.2

AMENDMENTS TO THE

AMENDED AND RESTATED BYLAWS

OF

QS ENERGY, INC.

a Nevada Corporation

Article 3, Section 2:

“SECTION 2. The number of Directors which shall constitute the whole board shall be not less than one (1) and not more than eight (8). The number of Directors may from time to time be increased or decreased to not less than one (1) nor more than eight (8) by action of the whole Board of Directors.

There shall be staggered terms of office for Directors so that one-third of the Directors shall be up for election each year (or if the number does not evenly divide by third, the board shall be divided as close to thirds as possible). The system for staggered terms of office shall be implemented as follows: At the next shareholder meeting following the adoption of this Article 3, Section 2, Directors shall be elected to each of Class I, Class II, and Class III and designated to serve one, two, or three year terms, respectively. Thereafter, the term of officer of each Director shall be three years. Each Director elected shall hold office within his or her class until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Directors need not be stockholders.”

APPROVED AND ADOPTED BY THE BOARD OF DIRECTORS, NOVEMBER 7, 2016.

Article 2, Section 1:

“SECTION 1. All annual meetings of the stockholders shall be held at the registered office of the corporation or at such other place within or without the State of Nevada as the Directors shall determine or through exclusively virtual or remote means, including without limitation via webcast or webinar. Special meetings of the stockholders may be held at such time and place within or without the State of Nevada or through exclusively virtual or remote means, including without limitation via webcast or webinar, as shall be stated in the notice of the meeting, or in a duly executed waiver of notice thereof.”

APPROVED AND ADOPTED BY THE BOARD OF DIRECTORS, NOVEMBER 10, 2016.

Article 2, Section 11:

“SECTION 11. Stockholders may participate in a meeting of the stockholders by means of a telephone conference, webinar, webcast or similar method of remote or virtual communication by which all individuals participating in the meeting can hear each other. A meeting of the stockholders may be held exclusively by such remote or virtual means. Participation in a meeting pursuant to this Section 11 constitutes presence in person at the meeting.”

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APPROVED AND ADOPTED BY THE BOARD OF DIRECTORS, NOVEMBER 10, 2016.

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CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

1. That I am the Secretary of QS Energy, Inc., a Nevada corporation (the “Corporation”);

2. That the foregoing amendment to Article 3 of the Amended and Restated Bylaws of QS Energy, Inc., was duly adopted and approved at a meeting of the Board of Directors duly held on November 7, 2016, at the offices of the Corporation, located at 5266 Hollister Avenue, Suite 219, Santa Barbara, California 93111;

3. That the foregoing amendments to Article 2 of the Amended and Restated Bylaws of QS Energy, Inc., were duly adopted and approved by the unanimous written consent of the Board of Directors on November 10, 2016; and

4. With the exception of the foregoing amendments, the Amended and Restated ByLaws of QS Energy, Inc. remain unchanged and in full force and effect.

IN WITNESS WHEREOF, I have signed my name as of November 14, 2016.

/s/ Katrina Foreman Katrina Foreman, Secretary

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